                                                                  EXHIBIT (D)(1)

                       RESTATEMENT OF MANAGEMENT AGREEMENT

          This Restatement of Management Agreement is hereby made as of the 15th day of December, 2007 (the "Agreement") between MainStay VP Series Fund, Inc. (the "Company"), further amended from time to time, on behalf of its series as set forth on Schedule A (each, a "Portfolio," and collectively, the "Portfolios") and New York Life Investment Management LLC, a Delaware limited liability company ("NYLIM" or the "Manager").

                                   WITNESSETH:

          WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the shares of common stock of the Company (the "Shares") are divided into separate series, each of which is established by resolution of the Board of Directors of the Company and the Directors may from time to time terminate such series or establish and terminate additional series; and

          WHEREAS, the Manager is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

          WHEREAS, the Company desires to retain the Manager to provide investment advisory and related administrative services to each of the Funds, and the Manager is willing to provide or procure such services on the terms and conditions hereinafter set forth; and

          WHEREAS, the Company entered into an Investment Advisory Agreement and Administrative Services Agreement, each dated as of December 15, 1996 (the "Prior Agreements"); and

          WHEREAS, the parties hereto now desire to amend and restate the Prior Agreements to reflect the effective date of the Agreement and the revised fee schedule; and

          WHEREAS, this Agreement restates, in its entirety, the Prior Agreements; and

          WHEREAS, the parties to this Agreement acknowledge that the Agreement is not intended to materially change the services provided under the Prior Agreements;

          NOW, THEREFORE, the parties agree as follows:

                             ARTICLE I. APPOINTMENT

A. Appointment. The Company hereby appoints NYLIM to act as Manager to the Portfolios for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to provide the advisory and administrative services herein described, for the compensation herein provided.

                          ARTICLE II. ADVISORY SERVICES

A. Advisory Duties of Manager. Subject to the supervision of the Board of Directors (the "Board") of the Company, the Manager shall manage all aspects of the advisory operations of each Portfolio and the composition of the portfolio of each Portfolio, including the purchase, retention and disposition of securities therein, in accordance with the investment objectives, policies and restrictions of the Portfolio, as stated in the currently effective Prospectus (as hereinafter defined); in conformity with the Articles of Incorporation and By-Laws (each as hereinafter defined) of the Company; under the instructions and directions of the Directors of the Company; and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to regulated investment companies and all rules and regulations thereunder, and all other applicable federal and state laws and regulations. In connection with the services provided under this Agreement, the Manager will use its best efforts to manage each Portfolio so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder, and will comply with the diversification requirements of Section 817(h) of the Code and the regulations issued thereunder, and any other rules and regulations applicable to investment vehicles underlying variable annuity contracts or variable life insurance policies. In managing each Portfolio in accordance with the requirements set out in this Section, the Manager will be entitled to receive and act upon advice of counsel for the Company or a Portfolio.

     1. Portfolio Management. The Manager will determine the securities and other instruments to be purchased, sold or entered into by each Portfolio and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to the Manager's determinations and all in accordance with each Portfolio's policies as set out in the Prospectus of the Portfolio or as adopted by the Board of Directors and disclosed to the Manager. The Manager will determine what portion of each Portfolio's portfolio will be invested in securities and other assets and what portion, if any, should be held uninvested in cash or cash equivalents. Each Portfolio will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to the Manager's investment advisory clients.

     2. Selection of Brokers. Subject to the policies established by, and any direction from, the Company's Board, the Manager will be responsible for selecting the brokers or dealers that will execute the purchases and sales for a Portfolio. The Manager will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Company's Registration Statement or as the Board may direct from time to time. It is recognized that, in providing the Portfolios with investment supervision or the placing of orders for portfolio transactions, the Manager will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party. It is understood that neither the Portfolios, the Company nor the Manager has adopted a formula for allocation of the Portfolios' investment transaction business. It is also understood that it is desirable for the Portfolios that the Manager have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Portfolios than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager or any subadvisor is authorized to place orders for the purchase and sale of securities for the Portfolios with such certain brokers, subject to review by the Company's Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager or any subadvisor in connection with its services to other clients.

     Subject to the foregoing, it is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company or be in breach of any obligation owing to the Company under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of a Portfolio to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, and the rules and interpretations of the Securities and Exchange Commission thereunder, or as otherwise permitted from time to time by a Portfolio's Prospectus.

     On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Portfolios as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios and to such other clients.

     3. Delegation of Investment Advisory Services. Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not "interested persons", and, to the extent required by applicable law, by the shareholders of a Portfolio, the Manager may, through a subadvisory agreement or other arrangement, delegate to a subadvisor any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed. Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not "interested persons", and, to the extent required by applicable law, by the shareholders of a Portfolio, the Manager may adjust such duties, the portion of assets being managed, and the fees to be paid by the Manager; provided, that in each case the Manager will continue to oversee the services provided by such company or employees and any such delegation will not relieve the Manager of any of its obligations under this Agreement.

     The Company and Manager understand and agree that the Manager may manage a Portfolio in a "manager-of-managers" style with either a single or multiple subadvisors, which contemplates that the Manager will, among other things and pursuant to an Order issued by the Securities and Exchange Commission ("SEC"):
(i) continually evaluate the performance of each Subadvisor to a Portfolio, if applicable, through quantitative and qualitative analysis and consultations with such Subadvisor; (ii) periodically make recommendations to the Board as to whether the contract with one or more Subadvisors should be renewed, modified, or terminated; and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Company recognizes that a Subadvisor's services may be terminated or modified pursuant to the "manager-of-managers" process, and that the Manager may appoint a new Subadvisor for a Subadvisor that is so removed.

     4. Instructions to Custodian. The Manager or any subadvisor shall provide the Company's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

     5. Valuation. The Manager will provide assistance to the Board in valuing the securities and other instruments held by each Portfolio, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Portfolio.

B. Books and Records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Securities and Exchange Commission (the "Commission") under the 1940 Act any such records as are required to be maintained by the Manager. The Manager shall render to the Company's Directors such periodic and special reports as the Directors may reasonably request.

C. Advisory Services Not Exclusive. The Manager's services to the Company and each Portfolio pursuant to this Agreement are not exclusive and it is understood that the Manager may render investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever a Portfolio and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed by the Manager to be equitable to each entity over time. Similarly, opportunities to sell securities will be allocated in a manner believed by the Manager to be equitable to each entity over time. The Company and each Portfolio recognize that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for a Portfolio.

                      ARTICLE III. ADMINISTRATIVE SERVICES

A. Administrative Duties of Manager. The Manager shall (i) furnish the Funds with office facilities; (ii) be responsible for the financial and accounting records required to be maintained by the Funds (excluding those being maintained by the Funds' Custodian and Transfer Agent except as to which the Manager has supervisory functions) and other than those being maintained by the Funds' subadvisor, if any; and (iii) furnish the Funds with board materials, ordinary clerical, bookkeeping and recordkeeping services at such office facilities, and such other services as the parties may agree.

     The Manager will also monitor each Portfolio's compliance with its investment and tax guidelines and other compliance policies.

     1. Instructions to Custodian. The Manager or any subadministrator shall provide the Company's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

     2. Books and Records. The Manager shall keep the Portfolios' books and records required to be maintained by it. The Manager agrees that all records which it maintains for the Portfolios are the property of the Portfolios, and it will surrender promptly to the Portfolios any of such records upon the Portfolios' request. Moreover, the Manager shall maintain all books and records with respect to the Portfolios' securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the Rules thereunder. The Manager shall render to the Company's Directors such periodic and special reports as the Directors may reasonably request.

     3. Administrative Services Not Exclusive. The Manager's services to the Company and each Portfolio pursuant to this Agreement are not exclusive and it is understood that the Manager may render administrative services to other persons and to engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Manager may serve as officers or Directors of the Company, and that officers or Directors of the Company may serve as officers or directors of the Manager to the extent permitted by law; and that the officers and directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.

     4. Delegation of Administration Services. With respect to any or all series of the Company, including the Portfolios, the Manager may enter into one or more contracts "Sub-Administration Contract") with a sub-administrator in which the Manager delegates to such sub-administrator any or all its duties specified in this Agreement, provided that the Sub-Administration Contract meets all applicable requirements of the 1940 Act and rules thereunder, as applicable. The Manager will at all times maintain responsibility for providing the administration services, and will supervise any sub-administrator.

     5. Valuation. The Manager will provide assistance to the Board in valuing the securities and other instruments held by each Portfolio, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Portfolio.

                              ARTICLE IV. EXPENSES

A. Expenses Borne by Manager.

     1. In connection with the services rendered by the Manager under this Agreement, the Manager will bear all of the following expenses:

          (i) The salaries and expenses of all personnel of the Company and the Manager, except the fees and expenses of Directors who are not interested persons of the


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

Manager or of the Company, and the salary (or a portion thereof) of the Company's Chief Compliance Officer that the Board approves for payment by the Portfolios; and

          (ii) All expenses incurred by the Manager in connection with managing the investment operations of the Portfolios other than those assumed by the Company, Portfolio or Administrator of the Portfolio or the Company or other third party under a separate agreement.

     2. The Manager will not be required to pay expenses of any activity which is primarily intended to result in sales of Shares if and to the extent that (i) such expenses are required to be borne by a principal underwriter that acts as the distributor of the Portfolio's Shares pursuant to an underwriting agreement that provides that the underwriter will assume some or all of such expenses, or
(ii) the Company on behalf of the Portfolio will have adopted a plan in conformity with Rule 12b-1 under the 1940 Act providing that the Portfolio (or some other party) will assume some or all of such expenses. The Manager will pay such sales expenses only to the extent they are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by a Portfolio (or some other party) pursuant to such a plan.

A. Expenses Borne by the Company/Portfolio.

     1. Each Portfolio assumes and will pay its expenses, including but not limited to those described below (where any such category applies to more than one series of the Company, the Portfolio shall be liable only for its allocable portion of the expenses):

          (i) The fees of any investment adviser or expenses otherwise incurred by the Company in connection with the management of the investment and reinvestment of the assets of the Portfolios;

          (ii) Brokers' commissions and any issue or transfer taxes chargeable to the Company in connection with its securities transactions on behalf of the Portfolios;

          (iii) Litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Company's business;

          (iv) The fees and expenses of Directors who are not interested persons of the Manager of any investment adviser, and the salary (or a portion thereof) of the Company's Chief Compliance Officer that the Board approves for payment by the Portfolios;

          (v) The fees and expenses of the Portfolios' Custodian which relate to
(a) the custodial function and the recordkeeping connected therewith, (b) the preparation and maintenance of the general required accounting records of the Portfolios not being maintained by the Manager, (c) the pricing of the Portfolio's Shares, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Directors of the Company, and (d) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Portfolios' Shares;

          (vi) The fees and expenses of the Portfolios' transfer and dividend disbursing agent, which may be a custodian of the Portfolios, which relate to the maintenance of each shareholder account;

          (vii) The charges and expenses of legal counsel (including an allocable portion of the cost of maintaining an internal legal department (provided pursuant to a separate legal services agreement) and compliance department) and independent accountants for the Company;

          (viii) All taxes and business fees payable by the Portfolios to federal, state or other governmental agencies;

          (ix) The fees of any trade association of which the Company may be a member;

          (x) The cost of share certificates representing the Portfolios' shares;

          (xi) The cost of fidelity, Directors and officers and errors and omissions insurance;

          (xii) Allocable communications expenses with respect to investor services and all expenses of shareholders' and Directors meetings and of preparing, printing and mailing prospectuses, proxies and other reports to shareholders in the amount necessary for distribution to the shareholders;

          (xiii) The fees and expenses involved in registering and maintaining registrations of the Company and of its Shares with the Commission, registering the Company a broker or dealer and qualifying its Shares under state securities laws, including the preparation and printing of the Company's registration statements and prospectuses for filing under federal and state securities laws for such purposes;

          (xiv) Litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Company's business; and

          (xv) Organization Expenses. The Company hereby agrees to reimburse the Manager for the organization expenses of, and the expenses incurred in connection with, the initial offering of any new share classes of a Portfolio or the initial offering of a new series of the Company.

                             ARTICLE V. COMPENSATION

A. Compensation. For the services provided and the facilities furnished pursuant to this Agreement, the Company will pay to the Manager as full compensation therefor a fee at the annual rate for each Portfolio as set forth on Schedule A. This fee will be computed daily and will be paid to the Manager monthly. This fee will be chargeable only to the applicable Portfolio, and no other series of the Company shall be liable for the fee due and payable hereunder. The Portfolios shall not be liable for any expense of any other series of the Company.

     The Manager may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Portfolio for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Manager at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

          ARTICLE VI. ADDITIONAL OBLIGATIONS OF THE PORTFOLIOS/COMPANY

A. Documents. The Company has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     1. Articles of Incorporation of the Company, as amended from time to time, as filed with the Department of Assessments and Taxation of the State of Maryland (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time, is herein called the "Articles of Incorporation");

     2. By-Laws of the Company, as amended from time to time, (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

     3. Certified Resolutions of the Directors of the Company authorizing the appointment of the Manager and approving the form of this Agreement;

     4. Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Commission, relating to the Portfolios and the Portfolios' Shares and all amendments thereto;

     5. Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

     6. The form of Prospectus and Statement of Additional Information of the Company pursuant to which the Portfolios' shares are offered for sale to the public (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the "Prospectus").

B. Company Materials. During the term of this Agreement, the Company agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Portfolios or to the public, which refer to the Manager in any way, prior to use thereof and, not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Company will continue to furnish to the Manager copies of any of the above-mentioned materials that refer in any way to the Manager. The Company shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Portfolios as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.


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

                 ARTICLE VII. LIMITATION OF LIABILITY OF MANAGER

A. Limitation of Liability of Manager.

     1. As an inducement to the Manager undertaking to provide services to the Company and each Portfolio pursuant to this Agreement, the Company and each Portfolio agrees that the Manager will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Company or a Portfolio in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Manager against any liability to the Company, a Portfolio or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     2. The rights of exculpation provided under this Section are not to be construed so as to provide for exculpation of any person described in this Section for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section to the maximum extent permitted by applicable law.

                            ARTICLE IX. MISCELLANEOUS

A. Manager Personnel. The Manager shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Directors or officers of the Company to serve in the capacities in which they are elected or appointed. Services to be furnished by the Manager under this Agreement may be furnished through the medium of any of such directors, officers, or employees. The Manager shall make its directors, officers and employees available to attend Company Board meetings as may be reasonably requested by the Board from time to time. The Manager shall prepare and provide such reports on the funds and their operations as may be reasonably requested by the board from time to time. The Manager shall implement Board-approved proxy voting policies and procedures, and shall respond to corporate actions taken by issuers of the Portfolio's portfolio holdings consistent with its fiduciary duty to the Portfolios.

B. Duration and Termination. This Agreement shall continue in effect with respect to the Portfolios for a period of more than two years from the date hereof following shareholder approval, as necessary, and thereafter only so long as such continuance is specifically approved at least annually with respect to the Portfolios in conformity with the requirements of the 1940 Act and the Rules thereunder and any applicable SEC or SEC staff guidance or interpretation. This Agreement shall continue in effect with respect to the Portfolios for a period of more than one year from the date hereof in circumstances when shareholder approval is not required, and thereafter only so long as such continuance is specifically approved at least annually with respect to the Portfolios in conformity with the requirements of the 1940 Act and the Rules thereunder and any applicable SEC or SEC staff guidance or interpretation. However, this Agreement may be terminated with respect to the Portfolios at any time, without the payment of any penalty, by the Directors of the Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolios, or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

C. Additional Series. In the event the Company establishes one or more Portfolios after the effective date of this Agreement, such Portfolios will become Portfolios under this Agreement upon approval of this Agreement by the Board of Directors with respect to the Portfolios and the execution of an amended Schedule A reflecting the Portfolios.

D. Independent Contractor. Except as otherwise provided herein or authorized by the Board of the Company from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Portfolios or the Company in any way or otherwise be deemed an agent of the Portfolios or the Company.

E. Amendment. This Agreement may be amended in writing by mutual consent, but the consent of the Portfolios, if required, must be obtained in conformity with the requirements of the 1940 Act and the Rules thereunder.

F. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054, Attention: Secretary; or (2) to the Company at 51 Madison Avenue, New York, New York 10010, Attention: President.

G. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

H. Use of Name. The Portfolios may use any name including the word MainStay only for so long as this Agreement or any other agreement between the Managers or any other affiliate of New York Life Insurance Company and the Company or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager's business as investment adviser and/or administrator. At such time as such an agreement shall no longer be in effect, each Portfolio will (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Manager or any organization that shall have so succeeded to its respective business.

I. Captions and Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

J. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

K. Interpretation of Law. As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws


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

reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 15th day of December, 2007. This Agreement may be signed in counterpart.

MAINSTAY VP SERIES FUND, INC.           NEW YORK LIFE INVESTMENT MANAGEMENT LLC


By:                                     By:
    ---------------------------------       ------------------------------------
Name: Stephen P. Fisher                 Name:
Title: President                              ----------------------------------
                                        Title:
                                               ---------------------------------


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

                                   SCHEDULE A

For all services rendered by the Manager hereunder, the below named Portfolio of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

PORTFOLIO                              ANNUAL RATE(1)
---------                              --------------
Balanced Portfolio                        0.75%(2)
Bond Portfolio                            0.50%(3)
Capital Appreciation Portfolio            0.61%(4)
Cash Management Portfolio                 0.45%(5)
Common Stock Portfolio                    0.55%(6)
Conservative Allocation                   0.00%
Convertible Portfolio                     0.60%(7)
Developing Growth Portfolio               0.80%(8)
Floating Rate Portfolio                   0.60%
Government Portfolio                      0.50%(9)
Growth Allocation Portfolio               0.00%
High Yield Corporate Bond Portfolio       0.57%(10)
ICAP Select Equity Portfolio              0.80%(11)
International Equity Portfolio            0.89%(12)
Large Cap Growth Portfolio                0.75%(13)

----------
(1)  Of each Portfolio's average daily net assets.

(2) As of May 1, 2008, contractual fee breakpoints as follows: 0.75% on assets up to $1 billion; and 0.70% on assets over $1 billion.

(3) As of May 1, 2008, contractual fee breakpoints as follows: 0.50% on assets up to $500 million; 0475% on assets from $500 million to $1 billion; and 0.45% on assets over $1 billion.

(4) As of May 1, 2008, contractual fee breakpoints as follows: 0.61% on assets up to $1 billion; and 0.50% on assets over $1 billion.

(5) As of May 1, 2008, contractual fee breakpoints as follows: 0.45% on assets up to $500 million; 0.40% on assets from $500 million to $1 billion; and 0.35% on assets over $1 billion.

(6) As of May 1, 2008, contractual fee breakpoints as follows: 0.55% on assets up to $500 million; 0.525% on assets from $500 million to $1 billion; and 0.50% on assets over $1 billion.

(7) As of May 1, 2008, contractual fee breakpoints as follows: 0.60% on assets up to $1 billion; and 0.50% on assets over $1 billion.

(8) As of May 1, 2008, contractual fee breakpoints as follows: 0.80% on assets up to $200 million; 0.75% o n assets from $200 million to $500 million; 0.725% on assets from $500 million to $1 billion; and 0.70% on assets over $1 billion.

(9) As of May 1, 2008, contractual fee breakpoints as follows: 0.50% on assets up to $500 million; 0.475% on assets from $500 million to $1 billion; and 0.45% on assets over $1 billion.

(10) As of May 1, 2008, contractual fee breakpoints as follows: 0.57% on assets up to $1 billion; 0.55% on assets from $1 billion to $5 billion; and 0.525% on assets over $5 billion.

(11) As of May 1, 2008, contractual fee breakpoints as follows: 0.80% on assets up to $250 million; 0.75% on assets from $250 million to $1 billion; and 0.74% on assets over $1 billion.

(12) As of May 1, 2008, contractual fee breakpoints as follows: 0.89% on assets up to $500 million; and 0.85% on assets over $500 million.

(13) As of May 1, 2008, contractual fee breakpoints as follows: 0.75% on assets up to $500 million; 0.725% on assets from $500 million to $1 billion; and 0.70% on assets over $1 billion.

PORTFOLIO                              ANNUAL RATE(1)
---------                              --------------
Mid Cap Core Portfolio                    0.85%(14)
Mid Cap Growth Portfolio                  0.75%(15)
Mid Cap Value Portfolio                   0.70%(16)
Moderate Allocation Portfolio             0.00%
Moderate Growth Allocation Portfolio      0.00%
S&P 500 Index Portfolio                   0.30%(17)
Small Cap Growth Portfolio                0.90%(18)
Total Return Portfolio                    0.57%(19)

----------
(14) As of May 1, 2008, contractual fee breakpoints as follows: 0.85% on assets up to $1 billion; and 0.80% on assets over $1 billion.

(15) As of May 1, 2008, contractual fee breakpoints as follows: 0.75% on assets up to $500 million; and 0.70% on assets over $500 million.

(16) As of May 1, 2008, contractual fee breakpoints as follows: 0.70% on assets up to $500 million; and 0.65% on assets over $500 million.

(17) As of May 1, 2008, contractual fee breakpoints as follows: 0.30% on assets up to $1 billion; 0.275% on assets from $1 billion to $2 billion; 0.265% on assets from $2 billion to $3 billion; and 0.25% on assets over $3 billion.

(18) As of May 1, 2008, contractual fee breakpoints as follows: 0.90% on assets up to $1 billion; and 0.85% on assets over $1 billion.

(19) As of May 1, 2008, contractual fee breakpoints as follows: 0.57% on assets up to $1 billion; and 0.55% o n assets over $1 billion.



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